Exhibit (n)(1)

STROOCK & STROOCK & LAVAN LLP
180 MAIDEN LANE
NEW YORK, NEW YORK 10038

December 1, 2006

UBS Credit & Recovery Fund, L.L.C.
51 West 52nd Street
New York, NY 10019

Ladies and Gentlemen:

You have requested our opinion as to whether UBS Credit & Recovery Fund, L.L.C. (the "Fund") will be treated as a partnership rather than an association or publicly traded partnership taxable as a corporation for Federal income tax purposes.

The Fund is a limited liability company organized and operated under the Delaware Limited Liability Company Act (the "Act"). The investment adviser to the Fund is UBS Fund Advisor, L.L.C., a Delaware limited liability company (the "Adviser"). The Fund is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified, management investment company.

For the purpose of rendering this opinion, we have examined the Fund's Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission and relating to the offering of limited liability company interests in the Fund (the "Registration Statement"), the Fund's Limited Liability Company Agreement dated as of May 9, 2002 (the "LLC Agreement"), and such other documents as we have deemed necessary or relevant for the purposes of this opinion. In rendering this opinion, we have assumed that the LLC Agreement is the document pursuant to which the Fund has been and will be operated, and that the Fund has been and will be operated in accordance with the Registration Statement, the LLC Agreement and the Act. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon certain representations made by the Fund and the Adviser. We have also examined such matters of law as we have deemed necessary or appropriate for the purposes of this opinion. We note that our opinion is based on our examination of such law, our review of the documents described above, the statements, representations and assumptions referred to above and below, the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations and published rulings thereunder, and the judicial interpretations thereof, in each case as currently in effect. Any change in applicable law (which could apply with retroactive effect), any change in any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements, representations or assumptions on which we have relied, may affect the current and/or continuing validity of our opinion. The opinion expressed herein is given as of the date hereof, and we do not undertake to advise you of any events occurring subsequent to the date hereof that might affect any of the matters covered by such opinion.

Treasury Regulations under Section 7701 of the Code provide, insofar as is relevant here, that an entity formed as a limited liability company under state law with at least two members will be treated as a partnership for Federal income tax purposes unless the entity elects to be classified as an association taxable as a corporation or the entity is classified as a "publicly traded partnership" within the meaning of Section 7704 of the Code. The Adviser has represented that the Fund has not made, and will not make, an election to be classified as an association taxable as a corporation.

Pursuant to Section 7704 of the Code, a publicly traded partnership is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market or the substantial equivalent thereof. Interests in the Fund have not been and will not be traded on an established securities market. Treasury Regulations under Section 7704 provide certain safe harbors under which interests in a partnership are not considered readily tradable on a secondary market or the substantial equivalent thereof. The Fund will not be eligible for any of those safe harbors.

The Treasury Regulations specifically provide, however, that the fact that a partnership does not qualify for the safe harbors is disregarded for purposes of determining whether interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof. Rather, in this event the partnership's status is examined under a general facts and circumstances test set forth in the Treasury Regulations. We believe that, under this "facts and circumstances" test, and based upon the current and anticipated operations of the Fund as well as the legislative history to Section 7704 and the text of the Treasury Regulations, interests in the Fund are not, and will not be, readily tradable on a secondary market or the substantial equivalent thereof.

Based on the foregoing, we are of the opinion that the Fund will be treated as a partnership rather than an association or publicly traded partnership taxable as a corporation for Federal income tax purposes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any placement agent or dealer in connection with the registration and qualification of the Fund or its interests under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP
STROOCK & STROOCK & LAVAN LLP